Exhibit 5.1

Laura Berezin

T: +1 650 843 5128

lberezin@cooley.com

April 25, 2017

Ovid Therapeutics Inc.

1460 Broadway, Suite 15044

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Ovid Therapeutics Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement (No. 333-217245) on Form S-1, as amended from time to time (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, including up to 750,000 Shares of common stock of the Company that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, as currently in effect, (c) the form of Amended and Restated Certificate of Incorporation, filed as Exhibit 3.5 to the Registration Statement, to be filed prior to the effectiveness of the Registration Statement, (d) the form of Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the form of Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which is to be in effect immediately after the closing of the offering contemplated by the Registration Statement, and (e) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the terms of the sale of the Shares to the underwriters by the Company will be authorized by the Board of Directors of the Company or a duly authorized committee thereof in accordance with Sections 152 and 153 of the General Corporation Law of the State of Delaware (the “DGCL”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the DGCL. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM

Ovid Therapeutics Inc.

April 25, 2017

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin

3175 HANOVER STREET, PALO ALTO, CA 94304-1130  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM